Exhibit 16.1

                        [Letterhead of Ernst & Young LLP]


August 14, 2006

Securities & Exchange Commission
100 F Street, N.E.
Wasthington, DC 20549

Dear Sirs:

Re: China Media1 Corp.

We have read item 4.01 of Form 8K dated May 2, 2006 of China Media1 Corp. and are in agreement with the statements contained in paragraphs 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Your truly

/s/ ERNST & YOUNG LLP